Mortgage Guaranty Insurance Corporation 250 E. Kilbourn Avenue P.O. Box 488, Milwaukee, Wisconsin 53201-0488

Endorsement to Mortgage Guaranty Select Master Policy for Multiple Loan Transactions (Limitation on Rescission, Cancellation and Denial)

Insured's Name and Mailing Address:	Master Policy Number:
U.S. Bank N.A. as Trustee for SAIL Mortgage	22-590-4-3427
Pass-Through Certificates, Series 2005-11
60 Livingston Avenue	Effective Date of Endorsement:
Saint Paul, Minnesota 55107	December 1, 2005

Security: Structured Asset Investment Loan Trust Mortgage Pass-Through Certificates, Series 2005-11

The purpose of this Endorsement is to amend terms and conditions of the Policy as provided herein with respect to Loans insured under it.  To the extent of any inconsistency or conflict between the terms of the Policy and this Endorsement, this Endorsement will control.  The terms and conditions of the Policy shall apply to a Loan, but with the Policy amended by adding the following new Section 2.13 to the Policy:

2.13   Limitation on the Company’s Rescission or Cancellation of Coverage or Denial of Claim – Notwithstanding any provision in this Policy to the contrary, the Company may establish limitations (in the form of dollar amounts or number of Loans, and such other terms and conditions as the Company may establish) on the Company’s right to cancel or rescind coverage on a Loan or to deny in whole or in part a Claim on a  Loan on the basis of Sections 2.3, 2.12, 4.2, 4.3, 4.11, 5.5 (c) or 5.8 (b) of this Policy. Notwithstanding the foregoing, nothing in this Section 2.13 shall be construed to extend coverage to any Default on a Loan occurring after lapse or cancellation of coverage of the Loan under this Policy.

All terms capitalized will have the meanings set forth in the Policy, except as otherwise defined herein. Nothing herein contained will be held to vary, alter, waive or extend any of the terms and conditions of the Policy, or any amendments thereto, except as expressly set forth above.